Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK COMPLETES ACQUISITION OF ZYGO CORPORATION

Berwyn, PA, June 20, 2014 — AMETEK, Inc. (NYSE: AME) today announced that it has completed its acquisition of Zygo Corporation (NASDAQ: ZIGO) for $19.25 per share in cash per fully diluted common share, or approximately $280 million net of cash acquired. The completion of the transaction follows approval from Zygo shareholders and the receipt of all regulatory approvals. As a result of the completion of the merger, the common stock of Zygo will no longer be listed for trading.

“We are pleased to announce the closing of this highly strategic transaction and are excited to welcome the Zygo team to AMETEK,” said Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Zygo’s leading position in non-contact optical metrology nicely complements our strength in contact metrology and will enable us to offer our customers a full range of metrology solutions.”

Zygo joins AMETEK as part of its Ultra Precision Technologies Division within AMETEK’s Electronic Instruments Group. Zygo provides optical metrology solutions, high precision optics, and optical assemblies for use in a wide range of scientific, industrial, and medical applications. For the calendar year ended December 31, 2013, Zygo had sales of approximately $162 million.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2013 sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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AMETEK COMPLETES ACQUISITION OF ZYGO CORPORATION

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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